Exhibit 99.1

AVID BOARD TO ADD DANIEL SILVERS AS NEW INDEPENDENT DIRECTOR

BURLINGTON, Mass., Feb. 21, 2018 - Avid Technology, Inc. (Nasdaq: AVID) ("Avid" or the "Company"), a leading global media technology provider for the creation, distribution and monetization of media assets for global media organizations, enterprise users and individual creative professionals, today announced that it would add a new independent director, Daniel B. Silvers, Managing Member of Matthews Lane Capital Partners LLC, to the Company’s Board of Directors. The Board is expected to elect Mr. Silvers at its next regularly scheduled meeting on March 8, 2018. The decision to add Mr. Silvers resulted from a thorough review process by the Company’s Nominating and Governance Committee and discussions with key shareholders, including Cove Street Capital, LLC (“Cove Street Capital”). To allow for this appointment, the Board will increase its size to nine directors.

Louis Hernandez, Jr., Chairman and Chief Executive Officer of Avid stated, “Dan will bring extensive Board experience to our company. With our strategic transformation complete, we are positioned to capitalize on our strong market position to generate profitable growth. We believe that Dan’s experience and skills will complement the strong mix of experience and skills held by the existing Board members.”

“Our Board routinely evaluates its composition to ensure it encompasses a wide range of appropriate skills and expertise to provide increased value to shareholders,” continued Mr. Hernandez. “We value the constructive discussions regarding the Board makeup with Cove Street Capital and are pleased to welcome Dan to our Board.”

Mr. Silvers stated, “I am honored to join Avid’s Board. I look forward to the opportunity to work closely with my new colleagues on the Board and management team to support Avid’s further growth. I am confident in the Board’s ability to work closely to realize the full potential of the company.”

“The addition of Dan to the Avid Board will undoubtedly bring a fresh perspective,” said Jeffrey Bronchick, Portfolio Manager and founder of Cove Street. “We appreciate the collaboration and relationship we have had with Avid. We believe Avid has outstanding value creation opportunities in the coming months and years.”

In connection with the Board’s decision to elect Mr. Silvers, Avid entered into a Standstill Agreement with Cove Street Capital, LLC. Under this agreement, Cove Street Capital may not, during a standstill period described below, engage in certain activities, including, without limitation, soliciting proxies, acting in concert with third parties, seeking to effect or facilitate an acquisition of Avid, calling a special meeting, initiating or encouraging litigation against Avid, or making certain public statements or disclosures. The standstill period is the duration of the initial term for which Mr. Silvers is appointed (and such longer period as Mr. Silvers continues to serve on the Board), except that the standstill period will end ten days prior to the deadline for the submission of shareholder nominations for the annual meeting of Avid’s stockholders in 2019, if Mr. Silvers has tendered his resignation on or before such date and such resignation is due to a disagreement with the Avid Board that has been set forth in writing. The agreement also requires Cove Street Capital, during the same period, to vote its shares of Avid stock for director candidates nominated by Avid and in accordance with the Board’s recommendations on specified other matters. Further details on the standstill agreement will be contained in a current report on Form 8-K to be filed by Avid.

About Daniel B. Silvers

Daniel Silvers is the Founder and Managing Member of Matthews Lane Capital Partners LLC. He serves as Chief Executive Officer and a Director of Leisure Acquisition Corp. He serves as Chief Strategy Officer of Inspired Entertainment, Inc. He also currently serves as Lead Independent Director on the board of directors of PICO Holdings, Inc. He has previously served on the boards of directors of International Game Technology, Universal Health Services, Inc., bwin.party digital entertainment plc, Forestar Group, Inc., Ashford Hospitality Prime, Inc. and India Hospitality Corp., as well as serving as President of Western Liberty Bancorp, an acquisition-oriented company which bought and recapitalized Service1st Bank of Nevada, a community bank in Las Vegas, NV. In 2015, Mr. Silvers was featured in the National Association of Corporate Directors' "A New Generation of Board

Leadership: Directors Under Age 40" list of emerging corporate directors.

About Avid

Through Avid Everywhere®, Avid delivers the most open and efficient media platform, connecting content creation with collaboration, asset protection, distribution, and consumption. Avid's preeminent customer community uses Avid's comprehensive tools and workflow solutions to create, distribute and monetize the most watched, loved and listened to media in the world-from prestigious and award-winning feature films to popular television shows, news programs and televised sporting events, and celebrated music recordings and live concerts. With the most flexible deployment and pricing options, Avid's industry-leading solutions include Media Composer®, Pro Tools®, Avid NEXIS®, MediaCentral®, iNEWS®, AirSpeed®, Sibelius®, Avid VENUE™, Avid FastServe™, Maestro™, and PlayMaker™. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

© 2018 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid Everywhere, Avid NEXIS, Avid FastServe, AirSpeed, iNews, Maestro, MediaCentral, Media Composer, PlayMaker, Pro Tools, Avid VENUE, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are the property of their respective owners. Product features, specifications, system requirements and availability are subject to change without notice.

PR Contact:
Jim Sheehan
jim.sheehan@avid.com
(978) 640-3152

Investor Contact:
Dean Ridlon
dean.ridlon@avid.com
(978) 640-3379